FORM 8-K


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549




                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                        Date of Report: October 8, 1998

               Date of Earliest Event Reported: October 5, 1998


                           DOLLAR TREE STORES, INC.
            (Exact name of registrant as specified in its charter)

                        COMMISSION FILE NUMBER: 0-25464

                  VIRGINIA                          54-1387365
       (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)              Identification No.)

                               500 Volvo Parkway
                             Chesapeake, VA 23320
                   (Address of principal executive offices)

      Registrant's telephone number, including area code: (757) 321-5000




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ITEM 5: OTHER EVENTS

On October 5, 1998, Dollar Tree issued the following press release regarding net sales for the third quarter of 1998:

"Dollar Tree Stores, Inc., the nation's largest $1.00 discount variety store chain, reported net sales of $176.1 million for the quarter ended September 30, 1998. This represents an increase of $33.7 million, or 23.6%, over net sales of $142.4 million during the same period last year. Comparable stores net sales increased 2.9% for the same period. Year-to-date sales increased 28.6%, to $500.7 million from $389.5 million for the nine months ended September 30, 1998, reflecting a 6.8% comparable store net sales increase.

"In anticipation of a shortage of shipping containers from Asian markets, the Company accelerated its shipments during the second and third quarters. Management believes that the percentage increase in inventory levels at the end of the third quarter will slightly exceed the overall year-to-date sales increase, placing the Company in a strong in-stock position for the fourth quarter selling season.

"Macon F. Brock, Jr., President and CEO, commented "We have positioned ourselves for a successful fourth quarter. Our inventory is new and fresh, we have enjoyed strong gross margins all year, and earnings are on track. We think our customers will appreciate the quality and variety of our seasonal and general everyday merchandise for the rest of the year."

"In other news, it has also been announced that Dollar Tree has been added to the S&P MidCap 400 Index as of October 1, 1998.

"Dollar Tree Stores, Inc. is a leading discount variety store chain offering a wide assortment of quality everyday general merchandise, in many traditional variety store categories, at the $1.00 price point. Dollar Tree Stores operates 1,054 stores in 29 states as of September 30, 1998, with 75 new stores and 1 closure in the third quarter.

"This news release contains forward-looking statements regarding Dollar Tree, such as expected gross margin, earnings, inventory and prospects. Such forward-looking statements are subject to certain risks and uncertainties, including various factors that may cause the Company's actual results to differ materially from anticipated results or other expectations described in such statements. Additionally, forward-looking statements are subject, but not limited, to the risks indicated in the Company's filings with the Securities and Exchange Commission."




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                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: October 8, 1998


                                     DOLLAR TREE STORES, INC.



                                     By: /s/ Frederick C. Coble
                                         -------------------------------
                                         Frederick C. Coble
                                         Senior Vice President, CFO